Exhibit 99.1

TransDigm to Acquire Semco Instruments Inc.

Cleveland, Ohio, August 6, 2010/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), announced today that it has entered into a definitive agreement to acquire the stock of Semco Instruments Inc. (Semco), for approximately $73.5 million in cash. The acquisition, which is subject to certain conditions, is expected to close during the fourth quarter of fiscal 2010. Semco, located in Valencia, California and in Nogales, Mexico, manufactures proprietary, highly engineered components for all major turbo-prop, turbo-fan, and turbo-shaft engine manufacturers. Semco had annual revenues for calendar year 2009 of approximately $38 million, with significant aftermarket content.

Semco designs and manufactures highly engineered sensors, thermocouples and other products. Significant platform applications include ERJ 170/190, ATR 42/72, Dash-8, the Cessna, Lear and Raytheon family of business jets, as well as a broad range of commercial and military helicopters. Major customers include Pratt Whitney, Hamilton Sundstrand, Sikorsky, Honeywell, General Electric, and the US Government.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated stated, “Semco is an outstanding business that both fits well with our strategy and also allows us to expand our content for certain engine applications. The company has a significant installed base of product and continues to benefit by its strong relationships and OEM production positions with the industry’s premier engine manufacturers. Its diversified market presence provides stability to cash flows and should provide significant future value creation opportunities.”

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/ electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting, specialized AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers, and starter generators and related components.

WEB SITE: http://www.transdigm.com

CONTACT: Jonathan D. Crandall, Investor Relations, +1-216-706-2945, ir@transdigm.com